EXHIBIT 99.1

FOR IMMEDIATE RELEASE:	NEWS

February 6, 2008
OTCBB: RNCH
Rancher Energy Signs Letter of Intent for $83.5 Million Financing

Proceeds to Fund CO2 Recovery Program at Three Rancher Energy Fields in Powder River Basin

DENVER, Colorado - Rancher Energy Corp. (OTCBB: RNCH) today announced it has executed a letter of intent with an experienced industry operator under which up to $83.5 million in financing is expected to be provided to drive Rancher Energy’s CO2 recovery program in Wyoming’s Powder River Basin. Closing of the transaction, which is subject to regular corporate approvals, completion of due diligence and certain conditions, is scheduled to occur on or before April 30, 2008.

Under terms of the proposed financing agreement, in return for an $83.5 million investment, the industry partner will earn up to a 55% working interest in Rancher Energy’s three fields in the Powder River Basin - the Big Muddy, Cole Creek South, and South Glenrock B. The earn-in period is expected to be three years, or less depending on the requirements of the development plan. The majority of the proceeds will be used to fund CO2 operations while slightly more than $12.2 million will be used to retire Rancher Energy’s note to GasRock Capital. In connection with that note, Rancher Energy granted GasRock a 2% overriding royalty interest in the three fields. Rancher Energy has the right to repurchase 50% of that override interest and will assign that right to the industry partner.

The letter of intent also provides that the two companies will agree to an area of mutual interest (AMI) of three miles surrounding each field. Accordingly, if either company acquires assets within the AMI, the other company will be entitled to the ownership interests in those assets as set forth in the letter of intent. Rancher Energy has agreed that it will cease all existing negotiations and will not share any data or begin any new negotiation with a third party during the next 60 days.

“We are pleased with this arrangement,” said John Works, President & CEO. “We believe that our prospective partner is well financed with significant industry expertise, and we look forward to moving ahead with our ambitious EOR program at three promising, historically productive fields in the Powder River Basin.”

About Rancher Energy Corp.

Rancher Energy is an innovative oil & gas exploration & development company with a targeted strategy to reinvigorate older, historically productive oil fields in the hydrocarbon-rich Rocky Mountain region of the United States. Using CO2 injection coupled with other leading edge hydrocarbon recovery techniques, including 3-D seismic data and directional drilling, Rancher Energy expects to extract proven in-place oil that remains behind in mature fields. Rising energy demand and strong oil & gas prices combined with advances in oil recovery have made this strategy profitable. Rancher Energy is taking advantage of this convergence by acquiring low risk, high quality, historically productive plays with under-exploited reserves and developing customized enhanced recovery strategies to maximize production.

Forward-Looking Statements

This press release includes forward-looking statements as determined by the U.S. Securities and Exchange Commission (the "SEC"). All statements, other than statements of historical facts, included in this press release that address activities, events, or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include the Company's ability to obtain financing to construct pipeline and other infrastructure and for other operational and working capital purposes, the uncertainty of recovery factors for the enhanced oil recovery projects, the volatility of oil prices, availability of CO2, general economic and business conditions, and other factors over which the Company has little or no control. The Company does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this press release should be considered in conjunction with the warnings and cautionary statements contained in the Company's recent filings with the SEC.

Contacts:

Jay Pfeiffer
Pfeiffer High Investor Relations, Inc.
303-393-7044

John Works
Chief Executive Officer
Rancher Energy Corp.
303-629-1125